Exhibit (a)(8)(A)

Exela Technologies Announces an Increase in the Consideration being Offered for Shares of Common Stock through Exchange Offer to $1.25 of New Notes per Share

•	Shareholders can now exchange blocks of 20 shares of common stock into a tradable $25 note due 2029 with 6% annual interest rate
•	Offering price represents a 127% premium to the closing share price of $0.55 on January 25, 2022
•	Shares tendered will be retired, reducing share count by approximately 30%
•	Participating shareholders should instruct their broker to tender their shares well before the expiration time of 11:59 p.m. EST on February 24, 2022, to give their broker enough time to tender their shares

IRVING, TX., February 7, 2022 (GLOBE NEWSWIRE) -- Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA) announced today that it has amended the previously announced offer (the “Offer”) to exchange up to 100,000,000 shares of its Common Stock for unsecured 6.00% senior notes due 2029 (the “New Notes”). The Offer has been amended to increase the consideration being offered for each share of Common Stock from $1.00 per share to $1.25 per share. Shareholders can now exchange Common Stock in 20 share increments for $25 of New Notes. As a result of the increase in the consideration, shares of Common Stock may now only be tendered in 20 share increments, and an aggregate of up to $125,000,000 of New Notes may be issued in the Exchange Offer.

A Supplement to the Offer to Exchange has been filed with the U.S. Securities and Exchange Commission, and can be retrieved at http://www.sec.gov. Holders of shares of Common Stock may contact D.F. King & Co., Inc., the information agent for the Offer, by calling Banks and Brokers, Call Collect: (212) 269-5550; all others, call toll-free: (888) 644-6071or visit https://to.exelatech.com/ for this purpose.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities. The Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of the Offer to Exchange.

The complete terms and conditions of the Offer are set forth in the Offer to Exchange (as amended by the Supplement dated February 7, 2022) and the related amended and restated letter of transmittal that has been filed with the Securities and Exchange Commission on Schedule TO. Shareholders of Exela are strongly encouraged to read the Schedule TO and related exhibits because they contain important information about the Offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission's website at http://www.sec.gov.

About Exela Technologies

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of experience operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. Utilizing foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry, departmental solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and the public sector. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 17,500 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading "Risk Factors" in the Offer to Exchange and Exela's Annual Report and other securities filings. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this press release.

Investor and/or Media Contacts:

Vincent Kondaveeti
E: vincent.kondaveeti@exelatech.com

Mary Beth Benjamin
E: IR@exelatech.com